Exhibit 10.1

December 30, 2009
OFFER LETTER OF AGREEMENT
William Shatner
Studio City, CA

Dear Bill:

We are pleased to make you the following offer. This agreement supersedes all others between us. We agree to grant you 500,000 three-year warrants of stock in So Act Network, Inc., (trading symbol SOAN) at $0.52 per share for your endorsement of our network (your photo, name, and quote approved by you). These warrants will come with Registration Rights and we will allow all or partial exercise by you at any time within the three year period. We also agree that we will add these warrants to our next Registration Statement even if you have not previously exercised any warrants prior to such time.

As you may know, we are the ‘Social Network with a Conscience’ using the best features of Facebook, Myspace, Twitter, YouTube and Google but without spam or ads. Within 10 days of receipt of this letter signed by you below, you or your designee will receive these warrants of our common stock in exchange for your two-year passive endorsement as further described in paragraph three below. As we evolve, we feel that our value will appreciate and our liquidity will increase as the world learns about the amazing network we have built & how it is improving our world.

So Act assumes complete legal liability for the use of your name under this agreement. Further, we hold you harmless for any such use and agree to defend and indemnify you from and against any and all liability of any kind whatsoever arising out of or related to your affiliation with So Act, at our sole expense in the event of any action or claim. You agree that we may post your name, approved photo, and a quote you have approved by you on our So Act web site and within the So Act Network, solely in connection with the promotion of the So Act Network. The quotes we will be using for all of our 24 celebrities under this program will be general and related to the Network use and benefits. Here is your preferred quote. “Amidst all the gloom, here is a ray of hope. It’s called So Act.” Below the quote you have approved will be “William Shatner – Movie and Television Star”.

As is required for public company disclosure, you agree that we may post a simple press release announcing the passive endorsement that you have already approved prior to its being distributed. Finally, you agree to post a simple So Act logo (linking to us at SoAct.Net) at your web site and/or other social network home pages such as Facebook, MySpace, Twitter, etc. (if any) that say, “Amidst all the gloom, here is a ray of hope. It’s called So Act.” We will provide you or your designee with a simple web source code to accomplish this. By signing below and faxing back to me at 847-327-1547, you are signifying your acceptance of the terms outlined herein. We look forward to your joining us on this worthy mission. We will work hard to make our network a huge success for you, personally, professionally and financially.

Warm Regards,

/s/  Greg Halpern
Greg Halpern - Chairman, CEO & President
So Act Network, Inc.

Accepted and agreed to as of the date first above written:

By:  /s/    William Shatner
      William Shatner

A Delaware Corporation (A Public Company)

Act@SoAct.Net  Phone 210-401-7667  Business office: 10685-B Hazlehurst Drive, #6572 Houston, TX  77043   http://SoAct.Net